Exhibit 99.2
AMENDMENT TO
RESTRICTED STOCK AWARD AGREEMENT
THIS AMENDMENT, dated December 6, 2006, between Quanex Corporation, a Delaware corporation (the “Company”) and Michael R. Bayles (the “Employee”), serves to amend that certain Restricted Stock Award Agreement dated December 1, 2004, between the Company and the Employee (the “2004 Agreement”).
WITNESSETH:
WHEREAS, the Company wishes to amend the 2004 Agreement to accelerate the lapse of forfeiture restrictions to which the equity securities specified therein (the “Shares”) are subject; and
WHEREAS, the Employee desires to have the opportunity to continue to hold Shares subject to the terms and conditions of the 2004 Agreement, as amended by this Amendment;
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained in the 2004 Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.	Paragraph 4 of the 2004 Agreement shall be amended and restated in its entirety, such that it reads as follows:
"4. Vesting. The Shares that are granted hereby shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Shares that are granted hereby in accordance with the following schedule provided that the Employee’s employment with the Company has not terminated prior to the lapse date:

Percentage of
Restricted Shares as to
Which Forfeiture
Lapse Date	Restrictions Lapse
First Anniversary of the Grant Date	0
Second Anniversary of the Grant Date	0
January 8, 2007	100
However, in the event the Employee’s employment relationship with the Company is terminated due to the death, Disability or Retirement of the Employee prior to the third anniversary of the Grant Date, for purposes of determining the percentage of Restricted Shares as to which the Forfeiture Restrictions lapse, the Employee’s employment shall be deemed to have terminated on the anniversary of the Grant Date that coincides with or immediately follows the date on which the Employee’s employment relationship actually terminates. If the Employee’s employment relationship with the Company terminates before January 8, 2007, except as specified in the preceding sentence, the Forfeiture Restrictions then applicable to the Restricted Shares shall not lapse and the number of Restricted Shares then subject to the Forfeiture Restrictions shall be forfeited to the Company. Upon the lapse of the Forfeiture Restrictions with respect to Shares granted hereby the Company shall cause to be delivered to the Employee a stock certificate representing such Shares, and such Shares shall be transferable by the Employee (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law). Notwithstanding any other provision of this Agreement, in no event will the Forfeiture Restrictions expire prior to the satisfaction by the Employee of any liability arising under Section 6 of this Agreement.”
2.	The remainder of the 2004 Agreement shall remain unchanged, and in full force and effect according to its terms.
In Witness Whereof, the Company has caused this Amendment to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Amendment, all as of the date first above written.

QUANEX CORPORATION
By:
Raymond A. Jean
Chairman, President & CEO

EMPLOYEE:

Michael R. Bayles